AMENDMENT TO
STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amending Agreement”) is made and entered into this 12th day of February 2008 by and among Turnaround Partners, Inc., a Nevada corporation having its principal place of business at 109 North Post Oak Lane, Suite 422, Houston, Texas 77024 (the “Company”), Mr. Timothy J. Connolly, an individual with his principal place of business at 109 North Post Oak Lane, Suite 422, Houston, Texas 77024 (“Mr. Connolly”) and Viewpoint Capital, LLC, a Nevada Limited Liability Company with its principal place of business at 2470 Evening Twilight Lane, Henderson, Nevada 89044, (“Buyer”, and together with the Company and Mr. Connolly, the “Parties”, and each, a “Party”).

RECITALS:

WHEREAS, the Parties entered into that certain Stock Purchase Agreement dated December 5, 2007 (the “Agreement”); and

WHEREAS, the value of the ACGU Shares, as defined in the Agreement, is presently considerably less than as was agreed to in the Agreement; and

WHEREAS, the one (1) of the Company’s Series E convertible preferred stock acquired by Buyer in the Agreement was not timely converted into the Company’s common stock, as provided for by the Certificate of Designation for the Company’s Series E convertible preferred stock; and

WHEREAS, the parties desire that the redefine the value of the ACGU shares and to establish a new date for conversion for the one (1) share of the Company’s Series E convertible preferred stock.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The paragraph 1.01 of the Agreement is hereby amended to read as follows:

“1.01 Purchase and Sale. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, The Company hereby agrees to issue to Buyer, and Buyer hereby agrees to receive from the Company, one (1) share of the Company’s Series E convertible preferred stock, par value $0.01 per share (the “Series E Share”) which such Series E Share shall convert into Three Hundred Million (300,000,000) shares of Company Common Stock in accordance with that certain Certificate of Amendment to Certificate of Designation of Series E Preferred Stock in substantially the form of Exhibit A attached hereto (the “Amended Certificate of Designation”) in exchange for the transfer by Buyer to the Company of the ACGU Shares on the date hereof (the “Closing Date”). The Series E Share shall have all of the powers, designations, preferences and relative, participating, optional and other special rights and the Series E Share shall convert into Company Common Stock in the manner set forth in the Certificate of Amendment to Certificate of Designation.

2. All other provisions of the Agreement shall remain in full force and effect.
2. All
IN WITNESS WHEREOF, the Parties hereto have duly executed this Amending Agreement on the date first above written.

THE COMPANY:

TURNAROUND PARTNERS, INC.

By:	/s/ Russell Kidder
Name: Russell Kidder
Title: President and CEO

BUYER:

VIEWPOINT CAPITAL, LLC

By:	/s/ E.G. Marchi
Name: E. G. Marchi
Title: Manager

TIMOTHY J. CONNOLLY

/s/ Timothy J. Connolly
Name: Timothy J. Connolly

EXHIBIT A

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION OF SERIES E
CONVERTIBLE PREFERRED STOCK